EXHIBIT 99.1

LOAN AGREEMENT

THIS LOAN AGREEMENT dated effective as of May 20, 2019, is between PRECHECK HEALTH SERVICES, INC., a Florida corporation (“Borrower”), and OAKWOOD BANK (together with its successors and assigns, the “Lender”).

RECITAL

Borrower has requested that Lender extend credit to Borrower as described in this Agreement. Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1 or in the provision, section or recital referred to below:

“Accounts” shall have the meaning set forth in the Security Agreement.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds twenty-five percent (25%) or more of any class of voting stock of such Person; or (c) twenty five percent (25%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” means this Loan Agreement, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Borrower” means the Person identified as such in the Introductory Paragraph hereof, and its successors and assigns.

“Borrowing Request” has the meaning set forth in Section 2.1(a).

“BSA” has the meaning set forth in Section 3.24 of this Agreement.

“Business Day” has the meaning assigned to it in the Notes.

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“Capitalized Lease Obligation” means, for any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, guideline or directive (having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty percent (40%) percent or more of the combined voting power of the Company’s then outstanding securities unless such change does not result in the individuals who were directors at the time of such event representing less than a majority of the members of the board of directors following such event.

“Closing Date” means May 20, 2019.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning for such term set forth in Section 2.7 of this Agreement.

“Commitment” means the Revolving Commitment.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A attached hereto, prepared by and executed by a responsible officer of the Borrower reasonably acceptable to Lender.

“Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

“Contested in Good Faith” means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Lender, provided that (a) a deposit of funds or other security reasonably satisfactory to Lender in the full amount of such contested payment, tax, assessment, charge, levy, lien, encumbrance or claim has been provided for in a manner reasonably satisfactory to Lender, (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner reasonably satisfactory to Lender pending the resolution of such contest, and (c) Borrower has provide written notice to Lender thereof prior to the commencement of such contest.

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“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capitalized Lease Obligations of such Person, (e) all Debt or other obligations of others guaranteed by such Person, (f) all obligations secured by a lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the creditors of such Person, (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation, (j) any obligation under any so called “synthetic leases”, (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned to it in the Notes.

“Dollars” and “$” each mean lawful money of the United States of America.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Related Party, or any of its predecessors in interest, or (b) from or onto any facilities which received Hazardous Materials generated by any Related Party, or any of its predecessors in interest; provided, however, that references in this definition to a Related Party shall only relate to any of the foregoing if, and only if, the Borrower has an obligation with respect to actions or conduct by the Related Party.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

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“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as in effect as of the date hereof and any subsequent provisions which are amendatory thereof, supplemental thereto or substituted therefor. In addition, the terms “Multiemployer Plan,” “PBGC,” “Prohibited Transaction,” and “Reportable Event” have the same meanings as provided therefor in ERISA.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under ERISA be deemed to be) an “employer” as defined in ERISA.

“Event of Default” has the meaning specified in Section 8.1.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth by the Financial Accounting Standards Board as in effect on the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, subject to changes required by GAAP as a result of a change in accounting standards by the Financial Accounting Standards Board.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

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“Guarantors” means any Person, if any, who from time to time Guarantees all or any part of the Obligations, including Carlos A. Gonzalez and William R. Kruse.

“Guaranty” means a written guaranty of each Guarantor in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.

“Hazardous Material” includes all materials defined as hazardous materials or substances under any Laws relating to the environment, and petroleum, petroleum products, oil and asbestos.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”) and (c) any and all Master Agreements and any and all related confirmations.

“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement permitted hereunder is Lender or an Affiliate of Lender in its capacity as a party to such Hedge Agreement.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Initial Financial Statements” means the consolidated financial statements of the Borrower for the year ended December 31, 2018, as filed as part of Borrower’s Form 10-K for the year ended December 31, 2018, and the unaudited consolidated financial statements for the three months ended March 31, 2019, as filed or to be filed as part of the Borrower’s Form 10-Q for the quarter ended March 31, 2019.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property in whatever form, now owned or hereafter acquired.

“Inventory” means all inventory (as defined in Chapter 9 of the UCC) of Borrower including raw materials, work-in-process and finished goods of every kind and character, whether presently in existence or hereafter acquired and wherever located.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Liquidity” means, for any Person, the sum of such Person’s total assets that are not pledged, hypothecated, subject to rights of offset or otherwise restricted, as reasonably determined by Lender, that are cash and certificates of deposit; U.S. Treasury bills, bonds and notes of the federal government; bond funds and stock funds; readily marketable securities traded on NYSE, NASDAQ , and the OTCQB and OTCQX exchanges (excluding restricted stock and stock subject to the provisions of Rule 144 of the SEC and stock trading below $5 per share). Securities held within a retirement account shall be excluded from the calculation of Liquidity.

“Loan Documents” means this Agreement and all promissory notes, security agreements, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Loans” means, collectively, the Revolving Loan and any other loans made by Lender to Borrower, if any, from time to time hereunder.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or of the Borrower and the other Related Parties, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at any time, the maximum non-usurious rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law). The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Notes” means, collectively, the Revolving Note and any other promissory note executed by Borrower and payable to Lender hereunder, as the same may be amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and each other Obligated Party to Lender or Affiliates of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, all Hedge Obligations under any Secured Hedge Agreements, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

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“OFAC” has the meaning set forth in Section 3.24 of this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Permitted Liens” means (a) Liens for taxes, assessments and other governmental charges arising by law in the ordinary course of business for sums which are not yet due and payable, (b) Liens of suppliers, mechanics, materialmen, warehousemen and other like Persons arising by law in the ordinary course of business for sums which are not yet due and payable or which are not overdue for a period of more than 90 days, (c) Liens not delinquent created by statute in connection with worker’s compensation, unemployment insurance and social security obligations, and (d) encumbrances consisting of minor irregularities, easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially impair the ability of any Related Party to use such assets in its business, provided that the term “Permitted Liens” shall not include any Lien securing Debt.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Principal Office” means the principal office of Lender, presently located at 17808 Dallas Pkway, Dallas, Texas 75287.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Party” means any of Borrower and the Subsidiaries. “Related Parties” means, collectively, all said Persons.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Revolving Commitment” means the obligation of Lender to make Revolving Loans pursuant to Section 2.1(a) in an aggregate principal amount at any time outstanding up to but not exceeding One Million Two Hundred Fifty Thousand Dollars ($1,250,000), subject, however, to termination pursuant to Section 8.2.

“Revolving Loans” has the meaning set forth in Section 2.1(a).

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“Revolving Note” means that certain promissory note dated of even date herewith in the stated principal amount of the Revolving Commitment from Borrower and payable to the order of Lender, and all amendments, extensions, renewals, replacements, and modifications thereof.

“Revolving Termination Date” means 11:00 A.M. Dallas, Texas time on May 19, 2020, or such earlier date on which the Revolving Commitment terminates as provided in this Agreement.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Agreement” means any Hedge Agreement permitted under this Agreement entered into by and between Borrower and any Hedge Bank.

“Security Agreement” means the Pledge and Security Agreement of Borrower dated the date of this Agreement in favor of Lender, in form and substance satisfactory to Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.

“Security Documents” means each and every Security Agreement, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time to secure the Obligations or any portion thereof.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debt.

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content reasonably satisfactory to Lender.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of the Subsidiaries or by Borrower and one or more of the Subsidiaries; and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and the Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP; provided, however, the Subsidiaries shall not include Hip Cuisine, Inc., a Panama corporation, and Rawkin Juice, Inc., a California corporation (collectively, the “Excluded Subsidiaries”).

“UCC” means the Chapters 1 through 11 of the Texas Business and Commerce Code, as amended from time to time.

“Use Agreement” shall mean an agreement between the Borrower and a physician or other medical practice pursuant to which the Borrower delivers equipment owned by Borrower to the premises of the physician or medical practice for use by the physician or medical practice on the terms set forth therein and for which the physician pays to Borrower a fixed monthly fee and/or testing fees.

Section 1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

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Section 1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

ARTICLE II

LOANS; PAYMENTS; AND COLLATERAL

Section 2.1 Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, Lender agrees to make one or more loans (each herein called a “Revolving Loan” and collectively the “Revolving Loans”) to Borrower from time to time from the date hereof to and including the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Commitment, provided that the aggregate amount of all Revolving Loans at any time outstanding shall not exceed the Revolving Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(i) Revolving Note. Subject to prior acceleration as provided in this Agreement, the obligation of Borrower to repay the Revolving Loans and interest thereon shall be evidenced by the Revolving Note.

(ii) Repayment of Principal of Revolving Loans. Borrower shall repay the unpaid principal amount of all Revolving Loans on the Revolving Termination Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(iii) Interest. The unpaid principal amount of the Revolving Note shall, subject to the following sentence, bear interest as provided in the Revolving Note. If at any time the rate of interest specified in the Revolving Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Loans below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Loans equals the aggregate amount of interest which would have accrued on the Revolving Loans if the interest rate had not been limited by the Maximum Rate. Accrued and unpaid interest on the Revolving Loans shall be payable as provided in the Revolving Note and on the Revolving Termination Date.

(iv) Borrowing Procedure. Borrower shall give Lender notice of each Revolving Loan by means of a borrowing request in the form of Exhibit A attached hereto (the “Borrowing Request”) containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to Lender no later than 11:00 a.m. (Texas time) on the day on which the Revolving Loan is desired to be funded. Lender at its option may accept telephonic requests for such Revolving Loans, provided that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a Borrowing Request in connection with subsequent Revolving Loans. Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by submission of a properly completed a Borrowing Request to Lender, but failure to deliver a Borrowing Request shall not be a defense to payment of the Revolving Loan. Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at the Principal Office.

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(b) Reserved.

Section 2.2 General Provisions Regarding Interest; Etc.

(a) Default Rate. Any outstanding principal of any Loan and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (after expiration of any cure periods with respect thereto) (whether at stated maturity, by acceleration, or otherwise) shall , at the option of the Lender, bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence and during the continuance thereof), all outstanding and unpaid principal amounts of all of the Obligations shall, at the option of the Lender (or, in the case of any Event of Default under Sections 8.1(e) or (f), immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), to the extent permitted by law, bear interest at the Default Rate. Interest payable at the Default Rate shall be payable from time to time ON DEMAND.

(b) Computation of Interest. Interest on the Loans and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

(c) Capital Adequacy. If after the date hereof, the Lender shall have determined that any central bank or other Governmental Authority properly authorized to do so has adopted or implemented (and has taken all necessary action to legally adopt or implement) any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, compliance with which by the Lender would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Lender could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within ten Business Days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The Lender will give the Borrower notice of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section promptly after it obtains knowledge thereof and determines to request such compensation, and no claim by the Lender for compensation under this Section shall in any case be made until such time as the Lender determines that it is legally required to comply with such law, rule, regulations or change thereto giving rise to such claim. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Lender may use any reasonable averaging and attribution methods.

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(d) Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(aa) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(bb) and the result of any of the foregoing shall be to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender, (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered, but only to the extent Lender is assessing and collecting such additional amounts from other borrowers under substantially all other similar credit facilities.

(ii) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Principal Office of the Lender or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitments of the Lender or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of the Lender setting forth, in detail, with explanations for the additional amounts, the amount or amounts necessary to compensate the Lender as specified in this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the three‑month period referred to above shall be extended to include the period of retroactive effect thereof).

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Section 2.3 Use of Proceeds. The proceeds of the Revolving Loan shall be used by Borrower for working capital and general corporate purposes not otherwise prohibited by this Agreement.

Section 2.4 Method of Payment. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.

Section 2.5 Prepayments.

(a) Voluntary Prepayments. Borrower may prepay all or any portion of the Notes to the extent and in the manner provided for therein.

(b) Mandatory Prepayment. If at any time the principal amount outstanding under the Revolving Note exceeds the Revolving Commitment, Borrower shall immediately remit such excess to Lender.

Section 2.6 Lockbox and Account Collections. Upon the request of Lender, Borrower will maintain under such written agreements as Lender requires, as security for the Obligations, a lockbox (“Lockbox”) and depository account in the name of Lender (“Depository Account”). All payments from account debtors of Borrower will be deposited directly into the Depository Accounts, and Lender is authorized to transfer to the Depository Account any funds which are account debtor payments but which have been deposited into any other depository account of Borrower at Lender. Borrower agrees that Lender will have all right, title and interest in and to all items and funds from time to time in the Depository Account. Checks received into the Depository Account will not be considered good funds until Lender’s depository bank has effected final settlement with respect thereto by irrevocable credit to Lender. Lender is authorized to apply any and all funds in the Depository Account at any time, and from time to time, to the Obligations in any order Lender may elect.

Upon written notice to Borrower from Lender, Borrower will advise all of its account debtors to direct their payments to the Lockbox, at the address established by the Lockbox arrangements. All payments received into the Lockbox will be deposited into the Depository Account for disposition as set forth above in this section.

Section 2.7 Collateral. To secure full and complete payment and performance of the Obligations, Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

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Section 2.8 Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Section 2.9 Unused Facility Fee. Intentionally deleted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 3.1 Corporate Existence. Each Related Party (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable; (b) has all requisite power and authority to own its Property and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event. Each Related Party has the power and authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is or may become a party.

Section 3.2 Financial Statements; Etc. Borrower has delivered to Lender the Initial Financial Statements. Such financial statements have been prepared in accordance with GAAP (except that the financial statements for the three months ended March 31, 2019 are prepared in accordance with Article 10-01 of Regulation S-X of the SEC, and present, on a consolidated basis, the financial condition of the Borrower as of the respective dates indicated therein and the results of operations for the respective periods indicated therein in accordance with GAAP (subject as aforesaid). Borrower has no material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the Initial Financial Statements. No Material Adverse Event has occurred since the date of the Initial Financial Statements. All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that the Borrower deems are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections, it being understood that no representation or warranty is made as to the results of future operations or the accuracy or adequacy of the projections.

Section 3.3 Action; No Breach. The execution, delivery, and performance by Borrower of the Loan Documents to which it is or may become a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of the Borrower, (ii) any Law to which the Borrower is known to be subject, or (iii) any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its Property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or property of the Borrower, other than Liens created by the Loan Documents.

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Section 3.4 Operation of Business. Each Related Party possesses all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and no Related Party is in violation of any valid rights of others with respect to any of the foregoing.

Section 3.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Borrower, threatened against or affecting any Related Party, that could result in a Material Adverse Event. There are no outstanding judgments against any Related Party.

Section 3.6 Rights in Properties; Liens. The Borrower does not own or have leasehold interests in any real property. Borrower owns all Property which is purported to be owned by Borrower, and none of Borrower’s Property is subject to any Lien, except as permitted by Section 5.2.

Section 3.7 Enforceability. The Loan Documents constitute legal, valid, and binding obligations of Borrower and each other Obligated Party thereto, enforceable against such Person in accordance with their respective terms, except as except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

Section 3.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of the Loan Documents to which it is a party or the validity or enforceability thereof.

Section 3.9 Debt. No Related Party has any Debt, except for the Obligations and Debt disclosed in the Initial Financial Statements.

Section 3.10 Taxes. Each Related Party has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. Borrower knows of no pending investigation of any Related Party by any taxing authority or of any pending but unassessed tax liability of any Related Party.

Section 3.11 Use of Proceeds; Margin Securities. No Related Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.12 ERISA. The Related Parties are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any ERISA Plan. No notice of intent to terminate an ERISA Plan has been filed, nor has any ERISA Plan been terminated. No circumstances are known to exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, an ERISA Plan, nor has the PBGC instituted any such proceedings. Neither the Related Parties nor any ERISA Affiliate is or has been a party to a Multiemployer Plan. The Related Parties and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their ERISA Plans, and the present value of all vested benefits under each ERISA Plan do not exceed the fair market value of all ERISA Plan assets allocable to such benefits, as determined on the most recent valuation date of the ERISA Plan and in accordance with ERISA. Neither Borrower nor any ERISA Affiliate have incurred any liability to the PBGC under ERISA.

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Section 3.13 Disclosure. No statement, information, report, representation, or warranty made by Borrower in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Event, or which in its reasonable opinion could in the future be a Material Adverse Event, that has not been disclosed in writing to Lender, including disclosure in the Borrower’s filings with the SEC.

Section 3.14 Subsidiaries. Borrower has no Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of Borrower except as disclosed in the Borrower’s filings with the SEC.

Section 3.15 Agreements. No Related Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which, in each case, could result in a Material Adverse Event. No Related Party is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 3.16 Compliance with Laws. No Related Party is in violation in any material respect of any Laws to which it is subject.

Section 3.17 Inventory. All Inventory of Borrower has been purchased by the Borrower from a third party manufacturer.

Section 3.18 Investment Company Act. No Related Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.19 Environmental Condition.

(a) to Borrower’s knowledge, none of the Property of any Related Party has ever been used by any of the Related Parties, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law;

(b) to Borrower’s knowledge, none of the Property of any Related Party has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site;

(c) none of the Related Parties has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Property owned or operated by any Related Party; and

(d) none of the Related Parties has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Related Party resulting in the releasing or disposing of Hazardous Materials into the environment.

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Section 3.20 Intellectual Property. All material Intellectual Property owned or used by the Borrower is listed in the Security Agreement (subject to exceptions set forth therein). Each Person identified therein owns, or is licensed to use, all such Intellectual Property and all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to result in a Material Adverse Event. Borrower does own any patents and has not filed any patent applications and has not made any filings with the United States Patent and Trademark Office.

Section 3.21 State of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The jurisdiction of organization of the Borrower is Florida.

(b) The chief executive office of the Borrower is 305 West Woodard Street, Denison, Texas 75020.

(c) Borrower’s federal tax identification number is 47-3170676.

Section 3.22 Fraudulent Transfer. No transfer of Property is being made by Borrower, and no obligation is being incurred by Borrower in connection with the transaction contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

Section 3.23 Leases. The Borrower does not lease any real property.

Section 3.24 Anti-Terrorism and Anti-Money Laundering. No Related Party or any of their respective Affiliates is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. To Borrower’s knowledge, each Related Party, each other Obligated Party, and each of their respective Affiliates are in full compliance with all applicable provisions of the Bank Secrecy Act (“BSA”) and of all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

Section 3.25 Continuation of Representations and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date of this Agreement and each date an advance of Loan proceeds hereunder is requested by Borrower or made by Lender, and in all instances shall be true and correct in all material respects and not misleading.

ARTICLE IV

AFFIRMATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding, or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that:

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Section 4.1 Reporting Requirements. Borrower will furnish, or cause to be furnished, to Lender:

(a) Annual Financial Statements and Tax Returns of Borrower. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2019, a copy of the annual audit report of the Borrower for such fiscal year containing, on a consolidated basis, balance sheets and statements of operations and cash flows as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope except as reflected in the Initial Financial Statements; and, as soon as available, and in any event within the earlier of forty five (45) days after same has been filed with the Internal Revenue Service or September 15th of each calendar year, commencing as of September 15, 2019, a copy of Borrower’s federal income tax return for each fiscal year of Borrower, together with, if tax returns are not filed on or before April 15th of each calendar year, a copy of each extension filed with the Internal Revenue Service. The Borrower can satisfy its obligations to deliver annual audited financial statements by providing the Lender with a copy of its Form 10-K annual report as filed with the SEC.

(b) Quarterly Financial Statements of Borrower. As soon as available, and in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of an unaudited financial statement of the Borrower as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of operations and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer of Borrower to have been prepared in accordance with the rules of the SEC relating to interim financial statements and to present and reflect (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower, on a consolidated basis, at the date and for the periods indicated therein. The Borrower can satisfy its obligation pursuant to this Section 4.1(b) by providing the Lender with a copy of its Form 10-Q as filed with the SEC within forty five (45) days after the end of the applicable fiscal quarter.

(c) Compliance Certificate. Within thirty (30) days after the end of each calendar quarter, a Compliance Certificate certified by the chief financial officer of Borrower;

(d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower;

(e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting any Related Party or any of their respective Properties (i) that could, individually or in the aggregate, result in a Material Adverse Event or (ii) that involves any of the Loan Documents or any of the transactions contemplated thereby;

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(f) Notice of Default. As soon as possible and in any event within five (5) Business Days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Related Parties are taking or propose to take with respect thereto;

(g) Notice of Claimed Default. Immediately upon becoming aware that any Person has given notice or taken any other action with respect to a claimed default under any note, agreement, contract, or undertaking to which any Related Party is a party regarding a monetary obligation of $25,000 or more, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default and what action the Related Parties are taking or propose to take with respect thereto;

(h) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which each Related Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Related Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the President or Chief Executive Officer of Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrower proposes to take with respect thereto;

(i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished by any Related Party to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section;

(j) Tax Audits. Promptly upon becoming aware thereof, notice of any investigation of any Related Party by any governmental taxing authority;

(k) Notice of Material Adverse Event. As soon as possible and in any event within five (5) Business Days after the occurrence thereof, written notice of any event or circumstance that resulted in a Material Adverse Event;

(l) Insurance Reports. Upon request of Lender, furnish to Lender reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the properties insured; (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (vi) the expiration date of the policy. In addition, upon reasonable request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower; and

(m) General Information. Promptly, such other information concerning any Related Party or any other Obligated Party as Lender may from time to time reasonably request.

Section 4.2 Maintenance of Existence; Conduct of Business. Borrower will, and will cause each other Related Party to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will, and will cause each other Related Party to, conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, Borrower will not, and will not permit any other Related Party to, make any material change in its credit collection policies if such change would materially impair the collectibility of any Account, and Borrower will not, and will not permit any other Related Party to, rescind, cancel or modify any Account except in the ordinary course of business.

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Section 4.3 Maintenance of Properties. Borrower will, and will cause each other Related Party to, maintain, keep, and preserve all of its Property (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition reasonable wear and tear excepted.

Section 4.4 Taxes and Claims. Borrower will, and will cause each other Related Party to, pay or discharge before becoming delinquent (a) all of its indebtedness and obligations including, without limitation, all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property.

Section 4.5 Insurance.

(a) Borrower will keep, and will cause each other Related Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Borrower will maintain, and will cause each other Related Party to maintain, (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender and (ii) such other insurance coverage in such amounts and with respect to such risks as Lender may reasonably request. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Lender. Borrower will not, and will not permit any other Related Party to, bring or keep any article on any business location of any Related Party, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.5, or would otherwise be prohibited by the terms thereof. Attached as Schedule 4.5(b) is a schedule of insurance presently in effect and the Lender confirms that such insurance is acceptable to the Lender.

(c) On or prior to the Closing Date, and at all times thereafter, Borrower will cause Lender to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.5 pursuant to endorsements in form and content acceptable to Lender. Borrower will deliver to Lender (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of Lender from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

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(d) In the event Borrower fails to provide Lender with evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the Collateral, to the fullest extent provided by law Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Lender in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.6 Inspection Rights. At any reasonable time and from time to time, Borrower will, and will cause each other Related Party to, at Borrower’s expense, permit representatives of Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its Property, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants; provided however, absent the occurrence and continuation of an Event of Default such inspections shall be limited to one (1) visit in any calendar year. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Section 4.7 Keeping Books and Records. Borrower will, and will cause each other Related Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with sound business practices and GAAP shall be made of all dealings and transactions in relation to its business and activities and permit Lender to examine and audit such books and records at reasonable times.

Section 4.8 Compliance with Laws. Borrower will, and will cause each other Related Party to, comply, in all material respects, with all applicable Laws and all restrictions and requirements imposed by any Governmental Authority.

Section 4.9 Compliance with Agreements. Borrower will, and will cause each other Related Party to, comply, in all material respects, with all material agreements, contracts, and instruments binding on it or affecting its Property or business, including, without limitation, the Loan Documents.

Section 4.10 Further Assurances. Borrower will, and will cause each other Related Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

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Section 4.11 ERISA. Borrower will, and will cause each other Related Party to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 4.12 Environmental. Borrower will, and will cause each other Related Party to, (a) keep any Property either owned or operated by it free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto Property owned or operated by any Related Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the Property of any Related Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Related Party, and (iii) notice of a violation, citation, or other administrative order which reasonably would be expected to result in a Material Adverse Event.

Section 4.13 Treasury Management. Borrower will, and will cause each other Related Party to, maintain all accounts and execute such agreements necessary for Lender to act as the principal bank of Related Parties and Borrower will, and will cause each other Related Party to, maintain Lender as the principal depository bank of Related Parties, including for the maintenance of business, cash management, operating and administrative deposit accounts. Within sixty (60) days of the date hereof, for each bank account maintained by a Related Party with a financial institution other than Lender, Borrowers shall cause such financial institution to execute and deliver to Lender, and at all times maintain in full force and effect, a control agreement in form and substance satisfactory to Lender.

Section 4.14 Guarantors. Borrower shall notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) Business Days) cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty, (b) execute and deliver all Security Documents requested by Lender pledging to Lender all of its Property (subject to such exceptions as Lender may permit) and take all actions required by Lender to grant to Lender a perfected first priority security interest in such property (other than capitalized lease obligations expressly permitted hereunder), including the filing of UCC financing statements in such jurisdictions as may be requested by Lender, and (c) deliver to Lender such other documents and instruments as Lender may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Lender. Lender acknowledges and agrees that the Subsidiaries of the Borrower on the Closing Date are not and shall not be required to be Guarantors of the Obligations hereunder.

ARTICLE V

NEGATIVE COVENANTS

So long as the Obligations or any part thereof are outstanding, or Lender has any Commitment hereunder, unless Lender otherwise consents in writing, Borrower agrees that:

Section 5.1 Debt. Borrower will not, and will not permit any other Related Party to, incur, create, assume, or permit to exist any Debt, except:

(a) Debt to Lender;

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(b) Debt existing on the date of this Agreement which is disclosed in the Initial Financial Statements; and

(c) Subordinated Debt.

Section 5.2 Limitation on Liens. Borrower will not, and will not permit any other Related Party to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a) Liens in favor of Lender or an Affiliate of Lender; and

(b) Permitted Liens.

Section 5.3 Mergers, Consolidations, Etc. Borrower will not, and will not permit any other Related Party to, (a) amend its Constituent Documents or otherwise change its corporate name or structure, (b) form a subsidiary company, (c) consolidate with or merge into, or acquire any Person, (d) permit any Person to consolidate with or merge into, or acquire any Related Party, (e) acquire any shares or other evidence of any ownership or beneficial interest of any Person, or (f) acquire all or substantially all of the assets and business of any Person or any division of any Person.

Section 5.4 Restricted Payments. Borrower will not, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its Equity Interests (other than a stock distribution, split or reverse split or similar recapitalization for which Borrower has provided Lender prior written notice), or redeem, purchase, retire, call, or otherwise acquire any of its Equity Interests, or permit any Related Party to purchase or otherwise acquire any Equity Interest of Borrower or of any other Related Party or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests; provided, however, that so long as no Default or Event of Default has occurred and is continuing or will occur as a result of such payment, Borrower may declare and pay distributions to holders of Equity Interests of the Borrower.

Section 5.5 Loans and Investments. Borrower will not, and will not permit any other Related Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; and

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

Section 5.6 Limitation on Issuance of Equity. Intentionally deleted.

Section 5.7 Transactions With Affiliates. Borrower will not, and will not permit any other Related Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property or the rendering of any service, with any Affiliate of the Related Parties, except in the ordinary course of and pursuant to the reasonable requirements of the Related Parties’ business and upon fair and reasonable terms no less favorable to the Related Parties than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Related Parties and except as set forth on Schedule 5.7 attached hereto. So long as no Event of Default has occurred, Borrower may continue to make payments to Persons listed on Schedule 5.7 in amounts not to exceed the amounts listed on Schedule 5.7.

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Section 5.8 Disposition of Assets. Borrower will not, and will not permit any other Related Party to, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of any of its assets except (a) dispositions of Inventory in the ordinary course of business, including the placement of equipment owned by the Borrower pursuant to Use Agreements, (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, and (c) disposition of the Excluded Subsidiaries or any assets of the Excluded Subsidiaries.

Section 5.9 Sale and Leaseback. Borrower will not, and will not permit any other Related Party to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 5.10 Prepayment of Debt. Borrower will not, and will not permit any other Related Party to, directly or indirectly, prepay any Debt, except the Obligations.

Section 5.11 Nature of Business. Borrower will not, and will not permit any other Related Party to, engage in any business other than the business in which it is engaged as of the date of this Agreement.

Section 5.12 Environmental Protection. Borrower will not, and will not permit any other Related Party to, (a) use (or permit any tenant to use) any of its Property for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its Properties in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which any of the Related Parties would be responsible.

Section 5.13 Accounting. Borrower will not, and will not permit any other Related Party to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed in writing to Lender, or (b) in tax reporting treatment, except as required by law and disclosed in writing to Lender.

Section 5.14 No Negative Pledge. Borrower will not, and will not permit any other Related Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits any Related Party from creating or incurring a Lien on any of its Property.

Section 5.15 Subsidiaries. Borrower will not, directly or indirectly, form or acquire any Subsidiary unless such Subsidiary complies with the requirements of Section 4.14.

Section 5.16 Officer and Director Compensation. Intentionally deleted.

Section 5.17 Anti-Terrorism and Anti-Money Laundering Provisions. Borrower will not, and will not permit any other Related Party to, take any action or engage in any activity of any nature whatsoever that would or could result in any Related Party being (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC or any other similar lists maintained by OFAC or any other Governmental Authority pursuant to any authorizing statute, Executive Order or regulation; or (b) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. Borrower will not, and will not permit any other Related Party to, fail to comply with the applicable provisions of the BSA and all other laws, regulations, and government guidance relating to the prevention and detection of money laundering violations or terrorist activities or threats.

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Section 5.18 Hedge Agreements. Borrower shall not, and shall not permit any other Related Party to, enter into any Hedge Agreement without the prior written consent of Lender.

ARTICLE VI

FINANCIAL COVENANTS

So long as the Obligations or any part thereof are outstanding or Lender has any Commitment hereunder, unless Lender otherwise consents in writing Borrower agrees that:

Section 6.1 Liquidity of Carlos A. Gonzalez. Carlos A. Gonzalez shall maintain Liquidity of not less than $800,000, measured quarterly based on bank and brokerage statements of Carlos A. Gonzalez, with measurement to commence with the quarter ending June 30, 2019. As provided in his Guaranty, Carlos A. Gonzalez shall, within thirty (30) days after the end of each calendar quarter (commencing with the calendar quarter ending June 30, 2019), deliver to Lender a certificate in form and substance reasonably satisfactory to Lender setting forth the amount of his Liquidity, the assets comprising such Liquidity, the locations of such assets, and attaching, as applicable, bank and brokerage statements evidencing such Liquidity, certified as being true, correct, and complete by Carlos A. Gonzalez.

Section 6.2 Liquidity of William R. Kruse. William R. Kruse shall maintain Liquidity of not less than $800,000, measured quarterly based on bank, brokerage statements, and partnership statements of William R. Kruse, with measurement to commence with the quarter ending June 30, 2019. As provided in his Guaranty, William R. Kruse shall, within thirty (30) days after the end of each calendar quarter (commencing with the calendar quarter ending June 30, 2019), deliver to Lender a certificate in form and substance reasonably satisfactory to Lender setting forth the amount of his Liquidity, the assets comprising such Liquidity, the locations of such assets, and attaching, as applicable, bank and brokerage statements evidencing such Liquidity, certified as being true, correct, and complete by William R. Kruse.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Initial Extension of Credit. The obligation of Lender to make the initial advance under the Revolving Loan is subject to the condition precedent that Lender shall have received on or before the day of such Loan all of the following, dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the Board of Directors (or other governing body) of Borrower certified by its Secretary or an Assistant Secretary (or other custodian of records) which authorize the execution, delivery, and performance by each such Person of this Agreement and the other Loan Documents to which it is or is to be a party;

(b) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party (including the certificates contemplated herein) on behalf of such Persons together with specimen signatures of such Persons;

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(c) Constituent Documents. The Constituent Documents for each Related Party and each other Obligated Party as of a date acceptable to Lender;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Related Party and each other Obligated Party as to the existence and good standing of, such Person, each dated within ten (10) days prior to the date of the initial Loan;

(e) Notes. The Revolving Note executed by Borrower;

(f) Security Documents. The Security Documents executed by each Obligated Party thereto;

(g) Financing Statements. UCC financing statements covering such Collateral as Lender may request;

(h) Landlord Waivers. [Intentionally omitted];

(i) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 4.5, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(j) UCC Search. The results of a UCC search showing all financing statements and other documents or instruments on file against each Related Party and each other Obligated Party in the offices of the Secretary of State of the state of incorporation or formation, such search to be as of a date no more than ten (10) days prior to the date of the Loan;

(k) Releases of Liens and UCC-3 Termination Statements. Release of Liens and UCC-3 Termination Statements executed by such Persons as Lender may deem necessary to insure Lender’s first priority security interest in and to the Collateral, including releases from Southside Bank;

(l) Opinion of Counsel. Intentionally deleted;

(m) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 9.1, to the extent incurred, shall have been paid in full by Borrower;

(n) Fees. Borrower shall have paid an origination fee of $6,250, together with all fees, costs and expenses that the Borrower is required to pay pursuant to any loan application or commitment;

(o) Certificate. Lender shall have received a certificate executed by a responsible officer of Borrower certifying that the conditions precedent set forth herein have been complied with by Borrower and that no Material Adverse Event has occurred since the date of the Initial Financial Statements;

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(p) Due Diligence. Lender shall have completed such credit underwriting and due diligence with respect to each Related Party and each other Obligated Party (including verifications necessary or required under OFAC and BSA), the Collateral, and the transactions as Lender deems appropriate, and the results of such underwriting and due diligence are satisfactory to the Lender, in its sole discretion;

(q) Depository Relationship. Evidence that the Related Parties shall have completed the process of establishing their primary depository relationship with Lender as set forth in Section 4.13 hereof; and

(r) Additional Items. Lender shall have received such other agreements, certificates and documents as Lender may reasonably request.

Section 7.2 All Extensions of Credit. The obligation of Lender to make any Loan (including the initial Loan) is subject to the following additional conditions precedent:

(a) Borrowing Request. Lender shall have received in accordance with this Agreement a Borrowing Request pursuant to Lender’s requirements dated the date of such Loan and executed by an authorized officer of Borrower, together with such other documents and certificates that Lender may request;

(b) No Default, Etc. No Default or Material Adverse Event shall have occurred and be continuing, or would result from or after giving effect to such Loan;

(c) Representations and Warranties. All of the representations and warranties contained in Article III hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date; and

(d) Additional Documentation. Lender shall have received such additional agreements, certificates, documents, approvals, or opinions as Lender or its legal counsel may reasonably request.

ARTICLE VIII

DEFAULT

Section 8.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b) Borrower shall fail to provide to Lender timely any notice of required by Section 4.1 of this Agreement or any Obligated Party shall breach any provision of Article V or Article VI of this Agreement;

(c) Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of its officers, partners, or members, as applicable) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with the Loan Documents shall be false, misleading, or erroneous in any material respect when made or deemed to have been made;

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(d) Borrower or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as otherwise covered by this Section 8.1), and such failure continues for more than thirty (30) Business Days following the date such failure first began;

(e) Any Related Party or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f) An involuntary proceeding shall be commenced against any Related Party or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

(g) Any Related Party or any Obligated Party shall fail to pay when due (after giving effect to any graces periods with respect thereto) any principal of or interest on any Debt (other than the Obligations) of $25,000 or more (whether individually or in the aggregate), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment other than matters which are being Contested in Good Faith by the Related Party or Obligated Party;

(h) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any other Obligated Party or any of their respective shareholders, partners, or members, as applicable, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby;

(i) Any of the following events shall occur or exist with respect to any Related Party and any ERISA Affiliate:

(i) any Reportable Event shall occur;

(ii) complete or partial withdrawal from any Multiemployer Plan shall take place;

(iii) any Prohibited Transaction shall occur;

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(iv) a notice of intent to terminate an ERISA Plan shall be filed, or an ERISA Plan shall be terminated; or

(v) circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate an ERISA Plan, or the PBGC shall institute such proceedings;

and in each case above, such event or condition, together with all other events or conditions, if any, could subject any Related Party to any tax, penalty or other liability that would result in a Material Adverse Event.

(j) The occurrence of any Change of Control;

(k) Any Related Party or any Obligated Party or any of its Property or revenues shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;

(l) More than 10% of the record or beneficial ownership of any Related Party shall have been transferred, assigned or hypothecated to any Person, when compared to such ownership as of the date of this Agreement;

(m) Any Related Party or any Obligated Party shall fail to discharge within a period of sixty (60) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $25,000 against any of its assets or properties;

(n) A final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered by a court or courts against any Related Party or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the relevant Related Party or any Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(o) Any substantial impairment of value, loss, damage or destruction (not covered by insurance) of a material portion of the Collateral occurs;

(p) If there is a suit, investigation, or proceeding before or by any Governmental Authority pending against any Related Party that could, if adversely determined, result in a Material Adverse Event as reasonably determined by Lender; or

(q) Any Guarantor shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Guaranty; or

(r) Lender reasonably determines, based on a change of circumstances not reflected in or contemplated by the Initial Financial Statements, that a Material Adverse Event has occurred or a circumstance exists that could result in a Material Adverse Event.

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Section 8.2 Remedies Upon Default. If any Default shall occur and be continuing, then Lender may without notice terminate the Commitment. If any Event of Default shall occur and be continuing, then Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8.1(e) or (f), the Commitment shall automatically terminate and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion

Section 8.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower and any other Obligated Party against any and all of the obligations of Borrower and any other Obligated Party now or hereafter existing under this Agreement or any other Loan Document to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or any other Obligated Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.5 Performance by Lender. If any Obligated Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, Lender may perform or attempt to perform such covenant or agreement on behalf of such Obligated Party. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in connection with such performance or attempted performance to Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of any Obligated Party under this Agreement or any other Loan Document.

ARTICLE IX

EXPENSES AND INDEMNITY

Section 9.1 Expenses. Borrower hereby agrees to pay on demand: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Related Parties.

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Section 9.2 INDEMNIFICATION. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE OF LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY RELATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY RELATED PARTY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, THAT THE BORROWER SHALL NOT BE LIABLE FOR ANY LOSS, LIABILITY, DAMAGE OR EXPENSE, INCLUDING REASONABLE FEES AND EXPENSES OF COUNSEL RESULTING FROM A COURT DETERMINATION FINAL BEYOND RIGHT OF APPEAL, ALL TIME FOR APPEAL HAVING ELAPSED, THAT THE DAMAGES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER OR ANY OF ITS AFFILIATES.

Section 9.3 Limitation of Liability. Neither Lender or any Affiliate of Lender, or any officer, director, employee, attorney, or agent of Lender or any Affiliate of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Related Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents other than any damages which are determined by a court, final beyond right of appeal, all time for appeal having elapsed, result from the gross negligence or willful misconduct of the Lender or any of its Affiliates.

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ARTICLE X

MISCELLANEOUS

Section 10.1 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligated Party or any of its shareholders, partners, or members, as applicable, or any other Person.

Section 10.2 Lender Not Fiduciary. The relationship between the Obligated Parties and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with the Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Obligated Parties and Lender to be other than that of debtor and creditor.

Section 10.3 Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender. Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 10.4 No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 10.5 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of Lender.

Section 10.6 Survival. All representations and warranties made in any of the Loan Documents or in any document, statement, or certificate furnished in connection with any of the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 9.1, 9.2 and 9.3 shall survive repayment of the Obligations and termination of the Commitment.

Section 10.7 Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is a party may be amended or waived only by an instrument in writing signed by the parties thereto in the case of an amendment or by the party granting the waiver in the case of a waiver.

LOAN AGREEMENT – Page 31

Section 10.8 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, six (6) Business Days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when confirmation is acknowledged; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivery is confirmed; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose. If a party does not include a facsimile number, notice shall not be given by facsimile transmission.

Section 10.9 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas; provided that Lender shall retain all rights under federal law. This Agreement has been entered into in Dallas County, Texas, and is performable for all purposes in Dallas County, Texas. The parties hereby agree that any lawsuit, action, or proceeding that is brought (whether in contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the transactions contemplated thereby, or the actions of the Lender in the negotiation, administration or enforcement of any of the Loan Documents shall be brought in a state or federal court of competent jurisdiction located in Dallas County, Texas. Borrower hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of such courts, (b) waives any objection it may now or hereafter have as to the venue of any such lawsuit, action, or proceeding brought in any such court, and (c) further waives any claim that it may now or hereafter have that any such court is an inconvenient forum. Each of the parties hereto agree that service of process upon it may be made by certified or registered mail, return receipt requested or by overnight courier service which provides evidence of delivery to the address for notices referenced in Section 10.8 hereof.

Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (pdf) shall be equally as effective as delivery of an executed original counterpart and shall constitute a covenant to deliver an executed original counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.11 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 10.12 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 10.13 Participations; Etc. Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and the other Related Parties, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

LOAN AGREEMENT – Page 32

Section 10.14 Construction. Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender. All indemnification and release provisions of this Agreement and the other Loan Documents shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Section 10.15 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 10.16 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

Section 10.17 Authorization to File Financing Statements. Lender is authorized to complete and file financing statements in any state to perfect the security interests granted by any of the Loan Documents.

Section 10.18 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (as defined in the Revolving Note) (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of any Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to Lender. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note[s] and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

LOAN AGREEMENT – Page 33

Section 10.19 Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Related Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 10.20 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

[Remainder of page intentionally left blank.]

LOAN AGREEMENT – Page 34

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

PRECHECK HEALTH SERVICES, INC., a Florida corporation

By:	/s/ Lawrence Biggs
Lawrence Biggs, Chief Executive Officer

Address for Notices: 305 West Woodard Street Denison, Texas 75020 Telephone No.: 903-337-1872, Ext: 111 Attention: Lawrence Biggs, CEO e-mail: Larry@PrecheckHealth.com

LENDER:

OAKWOOD BANK

By:	/s/ Greg Garcia, III
Greg Garcia, III, Vice President

Address for Notices: Oakwood Bank 17808 Dallas Pkway Dallas, Texas 75287 Attention: Greg Garcia, III Telephone: (469) 687-3601

LOAN AGREEMENT – Signature Page

INDEX TO EXHIBITS

Exhibit A	Borrowing Request
Exhibit B	Compliance Certificate

LOAN AGREEMENT

EXHIBIT A

BORROWING REQUEST

Reference is made to that certain Loan Agreement dated as of May 20, 2019 (as from time to time amended, the “Agreement”), by and between PRECHECK HEALTH SERVICES, INC., a Florida corporation (“Borrower”), and OAKWOOD BANK (“Lender”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests Lender to make a Revolving Loan in the amount set forth below. To induce Lender to make the requested Loan, Borrower hereby represents, warrants, acknowledges, and agrees to and with Lender that:

(a) The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b) All representations and warranties contained in the Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date.

(c) All covenants and agreements contained in the Agreement and in each of the other Loan Documents to have been complied with and performed in all material respects on or prior to the making of the requested Revolving Loan have been fully complied with and performed.

(d) No Default or Event of Default has occurred and is continuing or would result from the requested Loan.

(e) All applicable conditions precedent to the advance of the requested Loan set forth in Article VII of the Agreement have been satisfied.

(f) Since _______________, there has been no material adverse change in the Collateral or in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower.

(g) The amount of the requested Revolving Loan, when added to the aggregate principal amount of all outstanding Revolving Loans will not exceed an amount equal to the Revolving Commitment.

(h) All information supplied below is true, correct and complete in all material respects as of the date hereof.

LOAN AGREEMENT

BORROWING INFORMATION

A. Revolving Loan

1. Maximum Amount of Revolving Loan (NTE the Revolving Commitment)	$__________________

2. Outstanding principal amount of Revolving Loans prior to requested Revolving Loan	$__________________

3. Net availability of credit: line (1) minus line (2)	$__________________

Date of Requested Revolving Loan: ____________________

Amount of Requested Revolving Loan: __________________

IN WITNESS WHEREOF, this instrument is executed as of ____________________.

PRECHECK HEALTH SERVICES, INC., a Florida corporation

By:
Name:
Title:

LOAN AGREEMENT

EXHIBIT B

COMPLIANCE CERTIFICATE

FOR QUARTER ENDED __________________________ (THE “SUBJECT QUARTER”)

LENDER: OAKWOOD BANK

BORROWER: PRECHECK HEALTH SERVICES, INC.

This Certificate is delivered under the Loan Agreement (the “Agreement”) dated as of May 20, 2019 between Borrower and Lender as such may have been amended, supplemented or replaced. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) all representations and warranties of Borrowers contained in the Agreement and in the other Loan Documents to which the Borrower is a party are true and correct in all material respects, and (c) the Borrower has no knowledge that the either Carlos A. Gonzalez and William R. Kruse is not Solvent as of the last day of the Subject Quarter.

PRECHECK HEALTH SERVICES, INC., a Florida corporation

By:
Name:
Title:

LOAN AGREEMENT

SCHEDULE 4.5

INSURANCE

The Company carries Liability Insurance with General Aggregate coverage of $2,000,000, product coverage of $2,000,000, and an Umbrella policy of $1,000,000 with each occurrence of $1,000,000. The Insurer affording the coverage is CNA Insurance Company.

LOAN AGREEMENT

SCHEDULE 5.7

AFFILIATE TRANSACTIONS AND OTHER DEBT OBLIGATIONS

Related Party Transactions:

Chief Executive Officer

During 2018, the Company entered into an employment agreement with its chief executive officer pursuant to which the Company agreed to employ him until October 31, 2021. On November 5, 2018, as compensation for his services pursuant to his employment agreement, the Company issued to the chief executive officer 5,000,000 shares of common stock with a fair value $5,850,000, based on the market price on the date of issuance. The Company agreed to pay him an annual salary of $300,000, which will commence at such time as the Company has raised $2,000,000 from the private placement of its equity securities.

Chief Operating Officer

Employment Agreement

During 2018, the Company entered into an employment agreement with its chief operating officer pursuant to which the Company agreed to employ him until October 31, 2021. The compensation for the chief operating officer consists of the issuance to the chief operating officer of 750,000 shares of common stock, to be issued in three installments. On November 5, 2018, the Company issued to the chief operating officer the initial 250,000 shares with a fair value of $292,500, based on the market price on the date of issuance. The agreement also calls for the Company to issue 250,000 shares to the chief operating officer on each of October 31, 2019 and October 31, 2020.

Related Party Sales

During the three months ended March 31, 2019, the Company sold two of its PC8B units to a company owned by the Company’s chief operating officer. The total revenue recognized on the sales was $60,000. As of March 31, 2019, a balance of $30,000 was owed by the company controlled by the chief operating officer to the Company relating to these sales, which is included in Accounts receivable – related party on the accompanying March 31, 2019 Balance Sheet.

Loans Payable – Related Parties

During the three months ended March 31, 2019, the Company entered into three loan agreements with its chief operating officer and a company owned by the chief operating officer totaling to $215,000. In January 2019, the Company’s chief operating officer loaned the Company $25,000, which is to be paid, without interest, from the proceeds of the Company’s next financing. In consideration for the loan, the Company issued 25,000 shares of its common stock to the chief operating officer, valued at $25,250, based at the market price of $1.01 per share on the date of issuance. The Company has recorded the fair value of the shares as a financing cost during the three months ended March 31, 2019. In March 2019, the Company borrowed $190,000 from the company owned by the chief operating officer. The loan is unsecured, has an interest rate of eight percent and is due on December 31, 2019. Interest expense on the loans for the three months ended March 31, 2019 was $620. No interest was paid during the three months ended March 31, 2019 and accrued interest was $620 at March 31, 2019. As of March 31, 2019, loans payable to the chief operating officer and the company owned by him of $215,000 were outstanding.

Other Related Party Transactions

On January 2, 2019, the Company entered into an agreement with JAS Consulting, which is owned by the chief operating officer, to perform administrative billing services for the Company relating to service agreements the Company has with medical offices. Pursuant to the agreement, JAS will provide billing services for the physician for all PC8B testing completed by the physician at a fee of $10 or $20 per test, depending on the test. JAS also provides the Company with office space in its offices in Denison, Texas for $500 per month.

LOAN AGREEMENT

Chief Financial Officer

Convertible Notes Payable – Related Party

	March 31, 2019	December 31, 2018
Convertible note payable (a)	$102,500	$102,500
Convertible note payable (b)	98,400	98,400
Debt discount – unamortized balance	(8,861)	(12,129)
Convertible note payable, net	$192,039	$188,771

(a) On March 20, 2018, the Company issued a convertible note to the chief financial officer in the principal amount of $80,250 with $5,250 original issuance discount and two year-warrants to purchase 75,000 shares of common stock at $1.20 per share. The note and warrant were issued in satisfaction of the Company’s obligations to the chief financial officer in the principal amount of $75,000 for advances made by the chief financial officer to or for the benefit of the Company. The convertible note was due September 20, 2018 and, accordingly, was treated as current liability. The warrants were valued at $43,046 which is treated as a debt issuance discount.

On September 30, 2018, the Company entered into an agreement with the chief financial officer pursuant to which the Company agreed to pay $90,000 to settle the note on or prior to December 31, 2018, and the Company would purchase the warrants for $12,500 no later than December 31, 2018, unless the chief financial officer agreed to accept 37,500 shares of common stock in exchange for the warrant. Pursuant to the agreement, the chief financial officer agreed not to convert the note or exercise the warrant prior to December 31, 2018. The change of conversion feature from the agreement is considered to be a debt modification which resulted in loss on extinguishment of debt of $22,250. As of December 31, 2018, the amount due to the chief financial officer in respect of the promissory note and warrants was $102,500, which could be satisfied by a payment of $90,000 and the issuance of 37,500 shares of common stock. The outstanding balance on the note totaled $100,421 at December 31, 2018 (including principal of $102,500 and unamortized debt discount of $2,079). During the three months ended March 31, 2019, the Company amortized the remaining $2,079 of debt discount, leaving no unamortized balance at March 31, 2019.

On March 15, 2019, the Company entered into an agreement with the chief financial officer to extend the agreement to May 31, 2019. The extension covers both the maturity date of the notes and the Company’s obligations to purchase the notes and the related warrants.

(b) On November 26, 2018, the Company issued a non-interest bearing convertible note due November 30, 2019 to the chief financial officer in the principal amount of $98,400, reflecting an original issuance discount of $16,400. The note was issued in respect to advances made to and on behalf of the Company in the aggregate amount of $85,000. The convertible note is payable on November 30, 2019. The principal amount of the note is convertible at the option of the holder into such securities as are issued in the next financing, except that the amount of the principal of the note represented by the original issuance discount ($16,400) is automatically converted into securities issued in the next financing. The outstanding balance on the note totaled $88,350 at December 31, 2018 (including principal of $98,400 and unamortized debt discount of $10,050). During the three months ended March 31, 2019, the Company amortized $1,189 of debt discount, leaving an unamortized balance of $8,861 at March 31, 2019.

Loans Payable – Related Parties

During the year ended December 31, 2018, the chief financial officer made an interest-free advance to the Company for working capital in the amount of $9,000. This amount is outstanding at March 31, 2019 and December 31, 2018. The advance is unsecured and is due on demand.

Principal Stockholder and Former Chief Executive Officer

Loans Payable – Related Parties

LOAN AGREEMENT

The Company’s former chief executive officer, who resigned on October 15, 2018 and who is a principal stockholder of the Company, periodically made interest-free advances to the Company for working capital purposes and the Company has made periodic repayments to her. The balance due to the former chief executive officer from these advances was $378,841 at December 31, 2018. During the three months ended March 31, 2019, the former chief executive officer advanced an additional $2,700 to the Company. The balance due to the former chief executive officer from these advances was $381,541 at March 31, 2019. The advances are unsecured and are payable on demand.

NOTES PAYABLE

Convertible Notes Payable

	March 31, 2019	December 31, 2018
Convertible note payable (a)	$102,500	$102,500
Convertible note payable (b)	216,000	216,000
Convertible note payable (c)	120,000	120,000
Debt discount – unamortized balance	(25,091)	(45,376)
Convertible note payable, net	$413,409	$393,124

(a) On March 20, 2018, the Company issued a convertible note with principal amount of $80,250 to William R. Kruse. The note was issued for a purchase price of $80,250, with an original issue discount of $5,250. The convertible note was due six months from funding and, accordingly, was treated as current liability. In connection with the issuance of the convertible note, the Company issued to the holders of the convertible note, two-year warrants to purchase 75,000 shares of common stock at an exercise price of $1.20 per share, subject to adjustment. The warrants were valued at $43,046 which is treated as a debt issuance discount. On September 30, 2018, the Company entered into a note amendment with the note settlement amount amended to $90,000 and note expiry date extended to March 30, 2019. Additionally, the warrants to purchase the original 75,000 shares of common stock will be settled by the Company through $12,500 to be paid to the warrant holder no later than March 30, 2019, or the issuance of 37,500 shares of common stock, at the option of the holder, per the modified terms. The change of conversion feature from the note amendment is considered to be a debt modification which resulted in loss on extinguishment of debt of $22,250. The outstanding balance on the note totaled $91,624 at December 31, 2018 (including principal of $102,500 and unamortized debt discount of $10,876). During the three months ended March 31, 2019, the Company amortized the remaining $10,876 of debt discount, leaving no unamortized balance at March 31, 2019. On March 15, 2019, the Company entered into an agreement with Mr. Kruse to extend the agreement to May 31, 2019. The extension covers both the maturity date of the notes and the Company’s obligations to purchase the notes and the related warrants.

(b) On October 12, 2018, the Company issued a non-interest bearing convertible note to William R. Kruse, a minority stockholder, in the principal amount of $216,000, with a $36,000 original issuance discount, for cash proceeds of $180,000. The convertible note is payable on November 30, 2019. The note is convertible into common stock at a purchase price of the conversion securities in the next financing. The outstanding balance on the note totaled $189,000 at December 31, 2018 (including principal of $216,000 and unamortized debt discount of $27,000). During the three months ended March 31, 2019, the Company amortized $7,364 of debt discount, leaving an unamortized balance of $19,636 at March 31, 2019.

LOAN AGREEMENT

(c) On October 17, 2018, an unaffiliated third party entered into an agreement with an unaffiliated note holder to purchase the outstanding principal amount and accrued interest of the promissory note at $120,000, with a $10,000 original issuance discount. The note is non-interest bearing and matures on November 30, 2019. The note is convertible into common stock at a conversion price of the conversion securities in the next financing. The outstanding balance on the note was $112,500 at December 31, 2018 (including principal of $120,000 and unamortized debt discount of $7,500). During the three months ended March 31, 2019, the Company amortized $2,045 of debt discount, leaving an unamortized balance of $5,455 at March 31, 2019.

The issuance of a convertible note in the principal amount of $80,250 to the Company’s chief financial officer is disclosed under Related Party Transactions.

Loans Payable

During the three months ended March 31, 2019, William R. Kruse, a minority stockholder of the Company, advanced the Company $64,000, which was outstanding on March 31, 2019. The advances were non-interest bearing, were unsecured and were payable on demand. In April 2019, the Company entered into a securities purchase agreement with Mr. Kruse, pursuant to which Mr. Kruse purchased 125,000 shares of common stock and three-year warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share. Mr. Kruse purchased the securities with the $64,000 he advanced during the three months ended March 31, 2019 and $36,000 from the original issuance discount of his convertible note payable described above.

LOAN AGREEMENT